EXHIBIT 99.1

NEWS RELEASE

For Information Contact:
Vince Anido, ISTA Pharmaceuticals	Justin Jackson, Burns McClellan (Media)
949/788-5311	jjackson@ny.burnsmc.com
vanido@istavision.com	Lisa Burns and E. Blair Clark (Investors)
Lauren Silvernail, ISTA Pharmaceuticals	bclark@ny.burnsmc.com
949/788-5302	212/213-0006
lsilvernail@istavision.com

ISTA PHARMACEUTICALS REPORTS SECOND QUARTER 2003
FINANCIAL RESULTS

IRVINE, California, July 22, 2003. ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the second quarter ended June 30, 2003.

ISTA reported a net loss of $6.0 million, or $0.45 per share, for the second quarter of 2003, compared to a net loss of $6.6 million, or $3.93 per share (after the effect of the 1-for-10 reverse stock split in November 2002), for the second quarter of 2002. For the six months ended June 30, 2003, ISTA reported a net loss of $11.4 million, or $0.85 per share, compared to a net loss of $11.3 million, or $6.76 per share (after the effect of the 1-for-10 reverse stock split in November 2002), for the same prior-year period. Revenue of $70,000 for the second quarter of 2003 and $70,000 for the second quarter of 2002 is attributable to the amortization, for the respective periods, of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase® (ovine hyaluronidase) in Japan. ISTA’s total operating expenses for the second quarter of 2003 decreased to $6.2 million from $6.7 million in the second quarter of 2002. For the six months ended June 30, 2003, total operating expenses were $11.7 million, compared to $11.6 million for the same prior-year period.

Research and development expenses were $3.9 million in the second quarter of 2003, compared to $4.5 million for the second quarter of 2002. The decrease in research and development expenses is principally due to the immediate write off in the second quarter of 2002 of acquisition costs associated with the asset purchase of three late stage development compounds (ISTALOL™, a once-a-day formulation of timolol being developed for the treatment of glaucoma; bromfenac, a topical non-steroidal anti-inflammatory compound being developed for the treatment of ocular inflammation; and Caprogel®, a novel compound for the treatment of hyphema, or bleeding into the front of the eye) from AcSentient, Inc. As of the date these compounds were acquired, they had not achieved feasibility and there was no significant alternative future use should the Company’s development efforts prove unsuccessful. Accordingly, the Company recorded an acquired in-process research and development charge of $1.7 million in the second quarter of 2002. Exclusive of this one-time expense, the $1.1 million increase in research and development costs in the second quarter of 2003 as compared to the same period last year is primarily attributable to increased development and/or manufacturing spending related to Vitrase®, ISTALOL™, and bromfenac.

Selling, general and administrative expenses were $2.3 million in the second quarter of 2003, compared to $2.2 million for the second quarter of 2002. The increase in selling, general and administrative expenses is primarily due to additional personnel and facilities expense in 2003 compared to 2002.

Net interest income was $93,000 in the second quarter of 2003, compared to $43,000 in the second quarter of 2002. The increase in net interest income is primarily due to the increase of cash available for investment following the Company’s equity financing completed during the fourth quarter of 2002.

Cash and short-term investments totaled $25.1 million at June 30, 2003 compared to $35.7 million at December 31, 2002 and $5.3 million at June 30, 2002.

Advanced-Stage Therapeutic Pipeline ISTA Pharmaceuticals is developing one of the healthcare industry’s most comprehensive late-stage therapeutic pipelines to treat diseases of the eye:

Vitrase®

During April 2003, the Company received an “approvable” letter from the U.S. Food & Drug Administration (FDA) with respect to ISTA’s New Drug Application (NDA) for Vitrase®, a proprietary formulation of ovine hyaluronidase to treat vitreous hemorrhage. ISTA is continuing its active dialogue with the FDA to discuss the comments contained in the approvable letter and to determine the next appropriate steps in the review and approval process.

ISTALOL™

ISTALOL™ is a unique, once-a-day, proprietary liquid formulation of the FDA-approved beta-blocker, timolol, to treat glaucoma. An NDA for ISTALOL™ was submitted to the FDA by Senju Pharmaceuticals, Co. Ltd., the developer of ISTALOL™, in September 2002. Under a license agreement with Senju, ISTA obtained the commercialization rights for ISTALOL™ in the United States.

Bromfenac

Bromfenac is a topical, twice-daily, non-steroidal anti-inflammatory agent under development for the treatment of ocular inflammation following cataract surgery. ISTA initiated a Phase III study during the second quarter of 2003. ISTA obtained commercialization rights in the United States for bromfenac under a license agreement with Senju.

Caprogel®

Caprogel® is a gel form of aminocaproic acid being developed by ISTA to treat hyphema, or bleeding into the front of the eye, a condition that typically results from physical trauma. ISTA is currently conducting feasibility studies for the commercialization of Caprogel®. Once completed, and if these studies yield promising results, ISTA intends to pursue further clinical development of Caprogel® consistent with such studies’ results. However, the timing and scope for our development of Caprogel® may change based on ISTA’s assessment, from time to time, of this product’s market potential, other product opportunities and ISTA’s corporate priorities. ISTA has worldwide commercialization rights for Caprogel® under a license agreement with the Eastern Virginia School of Medicine.

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely formulated ophthalmic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; timely and successful implementation of ISTA’s strategic initiatives, including its goal of becoming a fully integrated specialty pharmaceutical company; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s products if approved and the impact of competitive products; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30 (unaudited)		June 30 (unaudited)

	2003	2002	2003	2002

Revenue	$70	$70	$139	$140
Operating expenses:
Research and development	3,924	4,470	7,350	7,392
Selling, general and administrative	2,288	2,249	4,352	4,166

Total operating expenses	6,212	6,719	11,702	11,558

Loss from operations	(6,142)	(6,649)	(11,563)	(11,418)
Interest income, net	93	43	203	130

Net loss attributable to common stockholders	$(6,049)	$(6,606)	$(11,360)	$(11,288)

Net loss per common share, basic and diluted	$(0.45)	$(3.93)	$(0.85)	$(6.76)

Shares used in computing net loss per common share, basic and diluted	13,300	1,681 (1)	13,295	1,671 (1)

(1)  These values have been adjusted for the 1-for-10 reverse stock split, which occurred in November 2002.

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data
(in thousands)

	June 30
	(Unaudited)	December 31
	2003	2002

Cash and short-term investments	$25,104	$35,712
Working capital	22,298	33,046
Total assets	26,401	37,135
Total stockholders’ equity	18,501	29,228